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                                                                       EXHIBIT 5

                 [LETTERHEAD OF EPSTEIN BECKER & GREEN, P.C.]

                                    351-4500



                                  May 14, 1996



Novoste Corporation
4350-C International Blvd.
Norcross, Georgia  30093



Ladies and Gentlemen:

     We have acted as counsel to Novoste Corporation (the "Company") in connection with its filing of a registration statement on Form S-1 (File No. 333-3374, such registration statement, as amended at the time of its effectiveness, hereinafter the "Registration Statement") covering shares of the Company's authorized and unissued shares of Common Stock, $.01 par value, including shares subject to an over-allotment option (collectively, the "Shares").

     As such counsel, we have examined original copies, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

     On the basis of the foregoing, we are of the opinion that the Shares have been validly authorized and, when sold as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.
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Novoste Corporation
May 14, 1996
Page 2

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                           Very truly yours,

                                           EPSTEIN BECKER & GREEN, P.C.


                                           By: /s/ Seth I. Truwit
                                              ----------------------------
                                              Seth I. Truwit, Esq.